Exhibit 10.44

Citizens Bank of Pennsylvania

28 State Street, MS 1500

Boston, Massachusetts 02109

July 17, 2014

New Media Holdings II LLC,

c/o New Media Investment Group Inc.

1345 Avenue of the Americas / 46th floor

New York, New York 10105

Attention: Michael Reed

Re: Amendment to Credit Agreement

Ladies and Gentlemen:

We refer to that certain Credit Agreement dated as of June 4, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among New Media Holdings II LLC (the “Borrower”), New Media Holdings I LLC (“Holdings”), the Lenders party thereto and Citizens Bank of Pennsylvania, as administrative agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, pursuant to Section 9.1(c), any provision of the Credit Agreement may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency.

WHEREAS, the Credit Agreement contains an omission, and Holdings, the Borrower and the Administrative Agent desire to amend the Credit Agreement in accordance with Section 9.1(c) to cure such omission.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the phrase “, calculated on a Pro Form Basis,” is hereby added after the words “Total Leverage Ratio” appearing in (a) clause (ii) of the definition of Payment Conditions contained in of the Credit Agreement, (b) Section 6.1 of the Credit Agreement and (c) part (A) under Schedule A to Exhibit C to the Credit Agreement (solely in that instance without “,” after “Basis”).

The foregoing amendments are limited solely to the matters described in the foregoing paragraphs, and shall not be deemed to constitute an amendment or waiver of any other provision of the Credit Agreement. The Credit Agreement, as modified hereby, shall remain in full force and effect. This letter agreement shall be governed by, and construed in accordance with, the law of the State of New York (excluding any conflicts of law rules which would otherwise cause this letter agreement to be construed or enforced in accordance with, or the rights of the parties to be governed by, the laws of any other jurisdiction). This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart to this letter by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. This letter agreement constitutes the entire understanding of the parties hereto and supersedes any other prior or contemporaneous negotiations or agreements with respect to the subject matter hereof. This letter agreement shall constitute a Loan Document.

Very truly yours,

CITIZENS BANK OF PENNSYLVANIA

By: /s/ Arthur D. Burns

Name: Arthur D. Burns

Title: Senior Vice President

Accepted and Agreed:

NEW MEDIA HOLDINGS II LLC

By: /s/ Michael E. Reed

Name: Michael E. Reed

Title: Chief Executive Office

NEW MEDIA HOLDINGS I LLC

By: /s/ Michael E. Reed

Name: Michael E. Reed

Title: Chief Executive Office